Exhibit 4.14

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***.”

PATENT LICENSE AGREEMENT

Effective as of December 1, 2006 (“EFFECTIVE DATE”), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia (“GTG”) and GENOSENSE DIAGNOSTICS GMBH, having an office at Donau-City-Strasse 1, A-1220, Vienna, Austria (“LICENSEE”), agree as follows:

ARTICLE I

BACKGROUND

1.1                                 GTG represents that it has certain proprietary and intellectual property rights pertaining to methods and processes used to extract gene discovery and diagnostic utility from the non-coding region of genomes. GTG represents and warrants that it is entitled and able to grant the licenses described and referred to herein, especially for those patents which have been granted in the name of Genetype AG (CH).

1.2                                 LICENSEE wishes to acquire a license under, and to obtain access to GTG’s non-coding patents to perform genetic analysis and genetic diagnostics on behalf of DIRECT CUSTOMERS (as defined below), the results of which may be used by the DIRECT CUSTOMERS solely in connection with providing medical advice, counseling, recommendations and the like to patients of the DIRECT CUSTOMERS (the “PURPOSE”).

1.3                                 GTG is prepared to grant a non-exclusive license to LICENSEE under its non-coding patents, subject to the terms and conditions of this AGREEMENT.

1.4                                 While, for the convenience of LICENSEE, payment hereunder has been spread over time, the parties have agreed to an upfront, fixed license fee for the licenses and rights granted hereunder during the TERM (as defined below). For the convenience of the parties, the payment terms herein have been structured to reduce accounting complexities and accommodate cash flow requirements. Consequently, any payments to GTG after expiration or termination of this AGREEMENT are for the exercise of rights by LICENSEE during the TERM. The total license fee payments hereunder are based on a reasonable estimate of LICENSEE’s usage of methods covered by the LICENSED PATENTS (as defined below) in view of current and future revenue forecasts and market analysis. The parties understand and acknowledge the potential for actual usage fluctuations and accept the risk of the upfront, fixed license fee structure hereunder.

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ARTICLE II

GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1                                 “AGREEMENT” means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.2                                 “CONFIDENTIAL INFORMATION” means any and all secret, tangible and relevant information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is confirmed in writing and reasonably understood or proven to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

2.3                                 “NON CONFIDENTIAL INFORMATION” means any information which is public before or is made public during the present LICENSE TERM or made known to the other party through third parties. The fact that the present AGREEMENT exists or is about to exist is NON CONFIDENTIAL, INFORMATION.

2.4                                 “DIRECT CUSTOMER” means a partner according to the business practice performed by LICENSEE at the EFFECTIVE DATE, especially a partner healthcare practitioner or medical institution of LICENSEE; provided however that such partner:

2.4.1                        requests directly of LICENSEE the performance of genetic diagnostics or genetic analysis on behalf of a patient of such partner;

2.4.2                        is contractually limited by LICENSEE to using the results of such genetic diagnostics or genetic analysis solely for providing healthcare advice, counseling, recommendations and the like to such patient;

2.4.3                        includes in its contracts with such patient limitations regarding the use of results of such genetic diagnostics or genetic analysis to personal use by such patient.

2.5                                 “FIELD OF USE” means preventative human genetic diagnostics and analysis, in particular in the medical fields of gynecology, obstetrics, andrology, cardiology, nutrigenetics and pharmacology.

2.6                                 GTG and LICENSEE may sometimes hereinafter be collectively referred to as the “parties” and, individually as a “party” (as required by the context).

2.7                                 “INSTALLMENT PAYMENT(S)” means a fee of *** Euros (€ **) each anniversary of the EFFECTIVE DATE for nine (9) years, inclusive.

2.8                                 “LICENSED PATENT(S)” means the patents listed in Appendix “A” attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefor, and patents which may issue upon such applications, and any and all counterparts of the foregoing.

2.9                                 “LICENSED SERVICE(S)” means genetic testing developed by LICENSEE and carried out by LICENSEE in a facility of LICENSEE to the extent such genetic testing (including, without limitation, the performance or provision thereof) would, but for the licenses granted under this AGREEMENT, infringe or contribute to the infringement of any claim of a LICENSED PATENT.

2.10                           “TERRITORY” means world-wide.

2.11                           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT and Article, Section and Subsection references are to this AGREEMENT unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this AGREEMENT, they will be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE III

RELEASE

3.1                                 Subject to the licenses set forth herein, GTG agrees that, providing LICENSEE fully and faithfully discharges all obligations undertaken by LICENSEE in this AGREEMENT, including but not limited to the confidentiality obligations and the obligation to pay the INSTALLMENT PAYMENTS and, provided further, that this AGREEMENT is not terminated for LICENSEE’s breach of any material term or material condition hereof, GTG will release LICENSEE and DIRECT CUSTOMERS from all claims, demands, and rights of action which GTG may have as of the EFFECTIVE DATE on account of infringement of any LICENSED PATENT prior to the EFFECTIVE DATE to the extent the acts constituting such infringement would be licensed hereunder. Failure of LICENSEE at any time to so discharge its obligations shall constitute a waiver of the benefits of this Section 3.1 and shall forthwith restore to GTG its full rights as they existed on the EFFECTIVE DATE.

ARTICLE IV

GRANTS TO LICENSEE AND DIRECT CUSTOMERS

4.1                                 Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE, during the TERM (as defined below), a nonexclusive, non-transferable, paid-up, perpetual, license under the LICENSED PATENTS (without the right to sublicense) in the FIELD OF USE and solely for the PURPOSE to:

4.1.1                        perform LICENSED SERVICES for DIRECT CUSTOMERS located anywhere throughout the TERRITORY;

4.1.2                        advertise, sell and offer for sale LICENSED SERVICES to DIRECT CUSTOMERS located anywhere throughout the TERRITORY; and

4.1.3                        internally practice and perform within facilities of LICENSEE solely for LICENSEE’s legitimate research purposes (and not for any third parties or as part of a collaboration or research project involving a third party) any methods covered by the LICENSED PATENTS.

4.2                               Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to DIRECT CUSTOMERS, during the TERM (as defined below), a nonexclusive, non-transferable, paid-up, perpetual, license under the LICENSED PATENTS (without the right to sublicense) to advertise, resell and offer for sale LICENSED SERVICES and results of LICENSED SERVICES in the FIELD OF USE throughout the TERRITORY solely for the PURPOSE.

4.3                               The licenses granted in Sections 4.1 and 4.2 are subject to the following:

4.3.1                        LICENSEE will not grant or purport to grant DIRECT CUSTOMERS rights under the LICENSED PATENTS.

4.3.2                        LICENSEE’S contract with DIRECT CUSTOMERS relating to the purchase of LICENSED SERVICES by such DIRECT CUSTOMERS will affirmatively disclaim or otherwise clarify that the contract does not grant to the purchaser any rights or licenses under the LICENSED PATENTS, except to use any results obtained by LICENSED SERVICES solely for providing healthcare advice, counseling, recommendations and the like to patients.

4.3.3                        LICENSER shall conspicuously mark any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED SERVICES in such a manner so as to clarify that (i) except as may be prohibited by applicable law, such LICENSED SERVICES may not be resold except by DIRECT CUSTOMERS and (ii) the purchase of such LICENSED SERVICES does not convey any rights or licenses (expressly or impliedly) to any rights under the LICENSED PATENTS.

4.4                               The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE. LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the prior written consent of GTG (which may be withheld in GTG’s sole and absolute discretion), except to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise; provided, however that prior to the transfer of ownership such purchaser must expressly assume in writing LICENSEE’S obligations under this AGREEMENT and expressly acknowledges in writing that services of such purchaser existing prior to the transfer of ownership shall not be LICENSED SERVICES under this AGREEMENT.

4.5                               This AGREEMENT will survive any transfer of the LICENSED PATENTS or the rights thereto by GTG to a third person or entity. GTG warrants and represents that any such person or entity to which such rights are transferred shall be fully informed about this AGREEMENT.

4.6                                 All rights not explicitly granted in this AGREEMENT are reserved by GTG. No additional rights are granted by implication, estoppel or otherwise. Not limiting the foregoing, LICENSEE acknowledges neither it nor DIRECT CUSTOMERS are granted any rights to: (i) grant any sublicense without GTG’s prior written consent; and (ii) any patents or other intellectual property rights of GTG or any third party other than rights under the LICENSED PATENTS.

ARTICLE V

CONSIDERATION

5.1                                 As full consideration for the release of Article III and the rights and licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG a non-refundable license fee of *** payable as follows:

***; and

(vi)                              INSTALLMENT PAYMENTS, representing nine (9) equal payments of the remaining balance of the license fee, shall be due and payable to GTG within fifteen (15) days of the anniversary of the EFFECTIVE DATE each year for nine (9) years. In order to secure these payments for the whole period, the parties agree that INSTALLMENT PAYMENTS 2 to 5 (for the years 2 to 5) shall be paid by quarterly payments as described above, but without departing from the full license fee stated above. No other sums or royalties shall be due GTG, its successors, assigns and/or legal representatives as a result of this AGREEMENT or the license hereunder.

5.2                                 For purposes of clarity, the parties acknowledge the INSTALLMENT PAYMENTS represent the payment of a mutually agreed upfront, fixed license fee over time and without interest. As a result, except as otherwise provided in Section 7, LICENSEE acknowledges the obligation to make INSTALLMENT PAYMENTS shall survive termination or expiration of this AGREEMENT until the license fee is paid in full.

5.3                                 The payment to GTG of the fees, compensation, and other payments provided for in this AGREEMENT shall be free of and made without deduction of any taxes, charges, imposts, tariffs, duties, remittance fees and/or other assessments, including, without limitation all sales, use, goods, VAT, transfer, customs, stamp duty, excise, withholding, personal property and other applicable taxes and charges of any kind (“TAXES”), whether levied by federal, state, or municipal governments in the TERRITORY, or by other authorities, except for such income tax which may be expressly required by the laws of the governments in the TERRITORY to be paid for the account of GTG. The payment of any such income taxes levied upon or withheld from royalties, fees, compensations, or other payments due to GTG, and the filing of any information or tax returns with respect thereto, shall be the responsibility of and shall be borne by LICENSEE. GTG will cooperate to help LICENSEE minimize, in any lawful manner, the foregoing TAXES and will provide LICENSEE with reasonable assistance to enable LICENSEE to recover such TAXES as permitted by law. It is agreed that any national taxes or fees necessary or due in each party’s country and on each party’s side has to be borne by the party required to pay the tax or fee.

5.4                               All payments by LICENSEE to GTG shall be sent by electronic wire transfer to:

St. George Bank Limited

333 Collins Street, Melbourne

Victoria, 3000 Australia

Bank State Branch Number: 333.030

SWIFT Code: SGBLAU2SMEL

Account Name: Genetic Technologies Limited

Account Number: 700390978

5.5                               All fees payable hereunder by LICENSEE shall be made in Euros (EUR) and are payable to GTG’s successors, heirs, or assigns, as appropriate.

5.6                                 LICENSEE agrees to pay interest of ten percent (10%) per year or the maximum rate allowed by law, whichever is less, on payments owed but not paid to GTG when due.

5.7                                 MATERIAL BREACH: Breach of any material provision of this Article V or part thereof shall be deemed a material breach.

ARTICLE VI

WAIVER

6.1                                 No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII

TERM AND TERMINATION OF AGREEMENT

7.1                                 This AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect on a country-by-country basis until the last to expire of the LICENSED PATENTS (“TERM”), unless terminated earlier as provided below.

7.2                                 Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this

Section 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. Termination shall not affect any obligation owed by LICENSEE to GTG prior to the termination.

7.3                                 LICENSEE shall have the right to terminate this AGREEMENT if GTG violates its representation according to Article 1.1, last sentence, and 11.1 of this AGREEMENT. In the case of this violation any consideration paid by LICENSEE to GTG hereunder shall be reimbursed by GTG to LICENSEE within fourteen (14) days upon written notice to GTG.

7.4                                 This AGREEMENT, the licenses granted under this AGREEMENT, and future payment obligations set forth in this AGREEMENT shall terminate immediately upon entry of a judgment of a court of competent jurisdiction from which no appeal can be or is taken that operation of LICENSEE’S business in the manner and scope as of the EFFECTIVE DATE does not infringe the LICENSED PATENTS. This judgment can also be a judgment declaring lack of patentability or lack of enforceability of the LICENSED PATENTS.

7.5                                 GTG shall have the right to terminate this AGREEMENT in the event that LICENSEE shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that LICENSEE discontinues business for any reason. In the case GTG becomes involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that GTG discontinues business for any reason, LICENSEE will keep the right to perform its activities under this AGREEMENT.

7.6                                 LICENSEE has the right to terminate this AGREEMENT at any time after December 1, 2008 by prior written notice to GTG at least three (3) months prior to the termination date; provided, however that LICENSEE is in compliance with all terms and conditions of this AGREEMENT as of the date such written notice is provided to GTG and as of the termination date.

7.7                                 In the event of termination of this AGREEMENT all rights granted to LICENSEE hereunder shall revert to GTG.

7.8                                 SURVIVAL: Except as provided by this Sections 7, Articles II, VIII, X, XI, and all payment obligations incurred prior to termination or expiration shall survive the termination or expiration of this AGREEMENT.

ARTICLE VIII

CONFIDENTIALITY

8.1                                 The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed in writing by either party (“DISCLOSING PARTY”) to the other party (“RECEIVING PARTY”) constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL

INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY’s express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, with terms and conditions at least as restrictive as those set forth herein.

ARTICLE IX

PERMITTED DISCLOSURES

9.1                               Notwithstanding anything to the contrary in Article VIII above or otherwise, to the extent that either patty is required by any laws, stock exchange rules, subpoena, regulations, or orders by a competent court or other governmental entity to disclose any terms or conditions of this AGREEMENT, such party shall be able to make such disclosures.

9.2                               Notwithstanding anything to the contrary in Article VIII above or otherwise:

9.2.1                        each party here to shall have the right, but not the obligation, to inform DIRECT CUSTOMERS of the terms and conditions of this AGREEMENT to the extent that such terms and conditions are applicable to any activity or proposed activity of such DIRECT CUSTOMERS; and

9.2.2                        GTG shall have the right, but not the obligation, to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT.

9.3                               Notwithstanding anything to the contrary in Article VIII above or otherwise, each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:

9.3.1                        to the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules;

9.3.2                        to its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT;

9.3.3                        to the extent such use or disclosure is reasonably necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation;

9.3.4                        to the extent such use or disclosure is reasonably necessary in connection with prosecuting or defending litigation, complying with applicable law, court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder;

9.3.5                        to the extent the use or disclosure of information as evidenced by written records is already known to the RECEIVING PARTY without an obligation of confidentiality prior to disclosure by the DISCLOSING PARTY;

9.3.6                        to the extent such information is or becomes publicly available without fault of the RECEIVING PARTY;

9.3.7                        to the extent such information is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY; and

9.3.8                        to the extent such information is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY’S CONFIDENTIAL INFORMATION.

9.3.9                        In the instances set forth in Sections 9.3.3 or 9.3.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.

9.4                               PUBLICITY AND PRESS RELEASES: The parties shall mutually agree upon and jointly issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter. Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that each party shall be permitted to post a copy of, provide a link on its web site to or otherwise summarize any permitted disclosures made under this AGREEMENT.

ARTICLE X

NOTICE

10.1                         Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

Prof. Christian Schneeberger

Chief Executive Officer

Genosense Diagnostics GmbH

Donau-City-Strasse 1

A-1220 Vienna

Austria

With a copy to:

Dr. Daniel Alge

Sonn & Partner

Riemergasse 14/28

A-1010 Vienna

Austria

or, if given or rendered to GTG, addressed to:

Dr. Mervyn Jacobson

Chief Executive Officer

Genetic Technologies Limited

60 Hanover Street

Fitzroy, Victoria 3065

Australia

Ph: +61 419 657 915

Fax: +1 (970) 484-6698

with a copy to:

Michael A. DeSanctis, Esq.

Hamilton & DeSanctis

8555 W. Belleview Ave. G21-139

Littleton, CO 80123

USA

Ph: +1 (303) 284-5103

Fax: +1 (303) 362-0575

or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1                           GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, especially for those patents which have been granted in the name of Genetype AG (CH), and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

11.2                           GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

11.3                           LICENSEE acknowledges that GTG offered LICENSEE the opportunity to pay a reasonably royalty on actual revenues produced by LICENSED SERVICES; however, for the parties’ mutual convenience LICENSEE proposed the fixed, upfront license fee and payment of INSTALLMENT PAYMENTS provided for herein.

11.4                           LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

11.5                           LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

ARTICLE XII

INDEMNIFICATION: DISCLAIMER OF WARRANTIES

12.1                           INDEMNIFICATION:

12.1.1              BY LICENSEE:

12.1.1.1          LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the use, performance, sale, offer for sale, or other commercialization of LICENSED SERVICES by LICENSEE or DIRECT CUSTOMERS. LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG’s subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with: (i) the use, performance, sale, offer for sale or other commercialization of LICENSED SERVICES; (ii) any breach by LICENSEE of any representation, warranty, or covenant hereunder, or (iii) the failure of LICENSEE or DIRECT CUSTOMERS to perform any covenants or obligations contained in this AGREEMENT.

12.1.1.2          LICENSEE shall be liable to GTG with respect to any amounts, fines, or penalties arising out of or resulting from any failure, delay or error in discharging the obligations of Section 5.3.

12.1.2                BY GTG: GTG shall indemnify, hold harmless, and defend LICENSEE, and LICENSEE’s subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with: (i) any breach by GTG of any representation, warranty, or covenant hereunder, or (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT.

12.1.3                  The indemnifying party’s indemnification obligations under this Section 12.1 are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim.

12.2                         DISCLAIMER OF WARRANTIES:

12.2.1           EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

12.2.2           EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSEE AGREES THAT THE LICENSED PATENTS ARE PROVIDED “AS IS,” AND THAT GTG MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE USE, PERFORMANCE OR SALE OF LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. NOTWITH-STANDING ANY OTHER PROVISION OF THIS AGREEMENT, GTG ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES FOR DAMAGES WHICH ARISE OUT OF OR RESULT FROM THE USE, PERFORMANCE OR SALE OF LICENSED SERVICES. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY USE, PERFORMANCE OR SALE OF LICENSED SERVICES.

12.3                         LIMITATION OF LIABILITY: EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE V OR FOR LIABILITY FOR BREACH OF ARTICLE VIII, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. GTG SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNTS PAID TO GTG BY LICENSEE HEREUNDER DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

12.4                         Nothing contained in this AGREEMENT shall be construed as:

12.4.1                  a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT;

12.4.2                  a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder;

12.4.3                  an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

12.4.4                  conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

12.4.5                  conferring by implication, estoppel or otherwise, upon LICENSEE or DIRECT CUSTOMERS, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

ARTICLE XIII

MISCELLANEOUS

13.1                           SERVICE LITERATURE: LICENSEE will prominently display on any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED SERVICE, a notice indicating that the LICENSED SERVICE is provided pursuant to a license from GTG under the LICENSED PATENTS, which patents are owned by GTG.

13.2                           COPIES OF LITERATURE: LICENSEE will provide GTG with copies of literature, bulletins, and other customer materials, such as copies of web pages or other electronic information used in connection with LICENSED SERVICES prior to the public release of such information.

13.3                           NO ASSISTANCE TO THIRD PARTIES: Except as required by law or court order, LICENSEE, for itself, its successors and assigns, will not knowingly contest (or assist another to contest) the validity or enforceability of the LICENSED PATENTS or GTG’s ownership interests thereto.

13.4                           CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

13.5                           NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief. LICENSEE agrees to use its commercially reasonable best efforts to cooperate, at

GTG’s expense, with GTG in any action for infringement of a LICENSED PATENT brought by GTG against a third party.

13.6                         MARKINGS: LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking literature, bulletins, and other materials associated with LICENSED SERVICES with appropriate patent nurnber(s).

13.7                         MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

13.8                         FORUM SELECTION AND CHOICE OF LAW:

13.8.1                  The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT brought by LICENSEE shall be Denver County, Colorado, United States of America (USA) and the parties hereto submit and consent to jurisdiction and venue in Denver County, Colorado, USA, except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of Colorado; and in connection with any such controversy or claim, this AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado (excluding conflicts of laws) and of the USA.

13.8.2                  The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT brought by GTG shall be the Commercial Court of Vienna and the parties hereto submit and consent to jurisdiction and venue in Vienna, Austria; and in connection with any such controversy or claim, this AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of Austria.

13.9                         EQUITABLE REMEDIES: LICENSEE acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT may result in immediate and irreparable damage to GTG. LICENSEE also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, GTG shall be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.

13.10                   COSTS AND FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys’ fees, expert witness fees, as well as reasonable costs associated with such an action in addition to any other amount awarded.

13.11                   NON-DISPARAGEMENT: LICENSEE shall not make any disclosures, issue any statements or otherwise cause to be disclosed any information, statement, press release or other public disclosure, whether oral, written, express or implied, which disparages, defames, criticizes, slanders, or libels, or denigrates GTG, its shareholders, officers, directors, or employees, any aspect of the management, policies, operations, practices, or decisions of GTG, the LICENSED PATENTS, this AGREEMENT, or GTG’s patent licensing activities (“STATEMENTS”). Additionally, LICENSEE shall not permit its officers, directors or employees to issue any such STATEMENTS.

13.12                     INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and neither party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

13.13                     INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

13.14                     SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

13.15                     HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

13.16                     FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

13.17                     FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

13.18                     COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

13.19                     So long as LICENSEE is in compliance with the terms and conditions of this AGREEMENT, GTG will not negatively influence or not try to negatively influence any of its customers or other licensees with respect to its customer’s or other licensee’s business with LICENSEE. More specifically, so long as LICENSEE is in compliance with the terms and conditions of this AGREEMENT, GTG or any of its affiliates will not impede the customer relation LICENSEE has with its suppliers or DIRECT CUSTOMERS.

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:

GENETIC TECHNOLOGIES LIMITED	GENOSENSE DIAGNOSTICS GMBH

By	By

Printed Name / Date	Printed Name / Date

Title	Title

APPENDIX “A”

LICENSED PATENTS

1.                                       EP 0 414 469 B1, especially AT 144797

2.                                       Non-US-counterparts to EP 0 414 469 B1, especially in AU, CA, HK, JP, NZ, SG and ZA

3.                                       US 5,789,568

4.                                       US 5,192,659

5.                                       US 5,612,179

6.                                       US 5,851,762

7.                                       any and all non-US applications and patents corresponding to these US patents

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APPENDIX “B”

Article 7.6, last sentence, shall be amended by the following clause:

…and provided that LICENSEE has fulfilled his payment obligations for the time periods prior to the termination date. It is being understood between the parties that after rightful termination of the AGREEMENT according to the provisions hereunder (7.6) LICENSEE shall not be obliged to make further INSTALLMENT PAYMENTS as provided in Article V, para 5.1 vi).

Dr. Mervyn Jacobson
CEO, GTG

Dr. Christian Schneeberger
CEO, GENOSENSE Diagnostics

Dr. Manfred Mueller
President, GENOSENSE Diagnostics

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